Exhibit 32.2
CERTIFICATE OF
PRINCIPAL FINANCIAL OFFICER
OF
DOBSON COMMUNICATIONS CORPORATION
I, Bruce R. Knooihuizen, Executive Vice President, Chief Financial Officer and principal financial officer of Dobson Communications Corporation, referred to as the Company, hereby certify that to the best of my knowledge, the quarterly report of the Company on Form 10-Q for the quarter ended September 30, 2007, referred to as the Report:
a.	fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

b.	the information contained in the Report fairly presents, in all material respects, the financial condition of the Company at September 30, 2007, and the results of the Company’s operations for the period ended September 30, 2007.

November 9, 2007	/s/ Bruce R. Knooihuizen
Bruce R. Knooihuizen
Executive Vice President and Chief Financial Officer (principal financial officer)

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